Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Yayi International Inc.

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333 -167651) of Yayi International Inc. and subsidiaries of our report dated June 29, 2011, which appears in this annual report on Form 10-K for the year ended March 31, 2011.

/s/ Morison Cogen LLP

Bala Cynwyd, Pennsylvania
June 29, 2011